UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 4, 2014

(Date of earliest event reported)

Callidus Software Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-50463	77-0438629
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

6200 Stoneridge Mall Road, Suite 500, Pleasanton, CA 94588

(Address of principal executive offices) (Zip Code)

(925) 251-2200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On February 4, 2014, Callidus Software Inc. (“Callidus”), a Delaware corporation, consummated the acquisition of LeadRocket, Inc. (“LeadRocket”), a privately held Delaware corporation that is an innovative social engagement and digital marketing platform provider.

The acquisition was completed pursuant to an Agreement and Plan of Merger (the “Agreement”) among LeadRocket, Callidus, a wholly-owned subsidiary of Callidus and the representative of the stakeholders of LeadRocket, whereby the wholly-owned subsidiary of Callidus was merged with and into LeadRocket, with LeadRocket surviving as a wholly-owned subsidiary of Callidus. The closing of the transaction occurred concurrently with the execution of the Agreement.

Pursuant to the terms of the Agreement, the aggregate consideration to acquire LeadRocket consisted of approximately $3.0 million in cash, subject to final adjustments as set forth in the Agreement, with $0.5 million of the consideration subject to a holdback in respect of the LeadRocket stakeholders’ indemnity obligations to Callidus.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Document

99.1	Agreement and Plan of Merger dated as of February 4, 2014, among LeadRocket, Inc., Callidus Software Inc., Einstein Acquisition Corp., and Sam Weber, as Stakeholder Representative.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLIDUS SOFTWARE INC.

Date: February 7, 2014	By:	/s/ Bob L. Corey
Bob L. Corey
Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Document

99.1	Agreement and Plan of Merger dated as of February 4, 2014, among LeadRocket, Inc., Callidus Software Inc., Einstein Acquisition Corp., and Sam Weber, as Stakeholder Representative.